CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to Registration Statement No. 333-118634 on Form N-1A of our report dated November 25, 2015, relating to the financial statements and financial highlights of Intrepid Capital Fund, Intrepid Endurance Fund, Intrepid Income Fund, Intrepid Disciplined Value Fund, Intrepid International Fund, and Intrepid Select Fund, each a series of Intrepid Capital Management Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year or period ended September 30, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
January 28, 2016